CVBT LICENSES PHASE II DIABETIC WOUND HEALING DATA FROM MERCK

Las Vegas, Nevada November 30, 2010—CardioVascular BioTherapeutics Inc. (trading symbol: CVBT.PK) today announced the successful closing of an exclusive licensing agreement with an affiliate of Merck & Co., Inc., for  clinical and scientific data regarding the therapeutic use of human fibroblast growth factor-1 (FGF-1) for the treatment of diabetic wounds, including Phase IIa and IIb data.  CVBT intends to use the data, in conjunction with CVBT’s own data, to apply to the FDA to advance its FGF-1 diabetic wound healing drug candidate, CVBT-141B, to a pivotal Phase III trial, which, if approved by the FDA, is anticipated to commence in 2011.  Further, given the major unmet medical need to heal diabetic patients’ open wounds, which are at great risk of infection and which once infected often lead to limb amputations, CVBT will be applying to the FDA for “Fast Track Development Program” status for CVBT-141B.

CVBT’s CEO, Daniel C. Montano, stated that “the Phase II clinical data, in conjunction with additional unpublished pre-clinical data CVBT obtained in the licensing agreement, clearly support our belief that CVBT-141B is a promising wound-healing drug candidate, both in efficacy and safety.  While CVBT is presently focused on seeking accelerated approval of CVBT-141B for diabetic wounds, CVBT is also planning to expand the use of this drug candidate to other wound healing indications including venous stasis ulcers, surgical wounds, and burns.  Advanced wound management products, those used in the clinical management of wounds (not OTC), represents an estimated $5 billion global market opportunity that is predicted to triple in the next ten years.  This is a large and growing medical marketplace opportunity for CVBT, which may at the same time save many lives and lessen the suffering of millions of diabetic patients.”

About CardioVascular BioTherapeutics

CVBT is a biopharmaceutical company developing drug candidates with FGF-1 as its active pharmaceutical ingredient (API) for diseases characterized by inadequate blood flow to a tissue or organ. The company has FDA-authorization for a Phase II trial to treat severe Coronary Heart Disease (CVBT-141H) and a Phase I trial to treat Peripheral Arterial Disease (CVBT-141C). A Phase III trial to treat dermal wound healing in diabetics (CVBT-141B) is planned to begin in 2011, pending FDA approval.

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This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. For example, statements regarding expectations for new research, progress with clinical trials or future business initiatives are forward-looking statements. Factors that might affect actual outcomes include, but are not limited to, FDA approval of CVBT drug candidates, market acceptance of CVBT products by customers, new developments in the industry, future revenues, future expenses, future margins, cash usage and financial performance. For a more detailed discussion of these and associated risks, see the company's most recent documents filed with the Securities and Exchange Commission.

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SOURCE: CardioVascular BioTherapeutics, Inc.

Media Contact:

Allison Caplan
CardioVascular BioTherapeutics, Inc.
(702) 839-7200
acaplan@cvbt.com